Exhibit 99.1
For Immediate Release
MERCER INTERNATIONAL INC. ANNOUNCES LAUNCH OF EXCHANGE OFFER
     NEW YORK, NY, July 13, 2009 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today announced that it has commenced an exchange offer (the “Exchange Offer”) for any and all of its outstanding 8.5% Convertible Senior Subordinated Notes due 2010 (the “Old Notes”). Under the terms of the Exchange Offer, Mercer is offering to exchange each $1,000 principal amount of the Old Notes for:
•	129 shares of Mercer common stock; plus

•	a premium of $200 in principal amount of Mercer’s new 3% Convertible Senior Subordinated Notes due October 2012 (the “New Notes”); and

•	accrued and unpaid interest to, but excluding, the settlement date (the “Interest”)
     The Old Notes are currently convertible into Mercer common stock at a conversion rate of 129 shares per $1,000 principal amount, or a conversion price of $7.75 per share. Under the Exchange Offer holders who elect to tender their Old Notes will receive the same number of shares of Mercer common stock that would be issuable upon conversion at the existing terms of the Old Notes, plus the premium in the New Notes and the Interest. The New Notes will be substantially the same as the Old Notes but will accrue interest at a rate of 3% per annum and be convertible into Mercer common stock at a conversion price of $2.75 per share. As at March 31, 2009, approximately $67.3 million principal amount of the Old Notes was outstanding.
     The Exchange Offer is being made on the terms and conditions set forth in an offering circular dated July 13, 2009 (the “Offering Circular”) and the related letter of transmittal (the “Letter of Transmittal”). Copies of these and other documents will be distributed to all holders of the Old Notes. Requests for additional copies of such documents or questions regarding the procedures for tendering the Old Notes may be directed to the Information Agent for the Exchange Offer, Georgeson Inc., at 1-800-267-4403 (toll free).
     The Exchange Offer is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof and will expire at 5:00 p.m. New York City time on August 11, 2009, unless extended or earlier terminated (the “Expiration Time”). Tendered Old Notes may be withdrawn prior to, but not after the Expiration Time.
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “The Exchange Offer provides us with the opportunity to retire a significant portion of our long-term debt early and reduce our debt obligations and annual interest expense. While the amount of the debt and interest expense reductions will be dependent upon the level of participation by holders, we expect that the transaction will strengthen our overall capital structure.”
     Consummation of the Exchange Offer is subject to the conditions set forth in the Offering Circular and the Letter of Transmittal. Subject to applicable law, Mercer may amend, extend or terminate the Exchange Offer at any time.
     This press release is for informational purposes only and does not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Exchange Offer is being made only by the Offering Circular and the Letter of Transmittal. Holders of the Old Notes are strongly advised to read the Offering Circular and other related documents when they are filed with the SEC as these documents contain important information.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the effects of the current economic and financial turmoil, the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099	FD Investors: Eric Boyriven, Alexandra Tramont Media: Jordana Miller (212) 850-5600

David M. Gandossi
Executive Vice-President & Chief Financial Officer
(604) 684-1099
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